UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2011

Sucampo Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware	001-33609	30-0520478
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4520 East-West Highway, Suite 300 Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 961-3400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As previously reported, in a Form 8-K on January 13, 2011 by Sucampo Pharmaceuticals, Inc., Jan Smilek resigned from his position with the registrant effective January 12, 2011.  In connection with his resignation, the Company entered into the following agreements on January 28, 2011:

  A Separation Agreement and General Release, most of the terms of which were previously negotiated pursuant to the Employment Agreement, providing for a separation payment of $113,147.32, outplacement services of $3,000 and eligibility of a bonus payment for 2010, all payable in a lump sum, payment of health insurance premiums for a period of up to six months and a consulting agreement in exchange for a general release from all claims against the Company as well as agreed to cooperation, non-solicitation, confidentiality, and non-disparagement provisions in favor of the Company. In addition, as of January 12, 2011, 16,250 shares of Mr. Smilek's previously awarded stock options were vested and became exercisable. As of June 30, 2011, 12,500 shares also previously awarded to Mr. Smilek will vest and will become exercisable as a result of his maintaining a continuous employment relationship through the consulting agreement.
  A Consulting Agreement, under which Mr. Smilek will provide consulting services for certain specified activities to the senior management of the Company on an as-requested basis for a period of up to six months commencing January 13, 2011. Mr. Smilek will be compensated at a rate of $250 per hour not to exceed 20 hours in total.

This description is a summary of the terms and conditions of the Separation Agreement and Consulting Agreement are attached as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

          (d)       Exhibits

                    99.1      Separation Agreement and General Release between the registrant and Jan Smilek.

                    99.2      Consulting Agreement between the registrant and Jan Smilek.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUCAMPO PHARMACEUTICALS, INC.

Date:	February 2, 2011	By:	/s/ THOMAS J. KNAPP

		Name:	Thomas J. Knapp
		Title:	Sr. VP, General Counsel & Corporate Secretary